Exhibit 10.3

[Madrigal Letterhead]

April 13, 2016

Paul A. Friedman

friedmanpaul@hotmail.com

Dear Paul:

On behalf of Madrigal Pharmaceuticals, Inc. and its affiliates and successors (collectively, “Madrigal”), and in anticipation of the closing of issuance of convertible senior notes of Madrigal and certain transactions contemplated under the Amended and Restated Senior Note Purchase Agreement of even date (the “Agreement”), I am pleased to confirm our offer to you of the position of Chairman and Chief Executive Officer of Madrigal, subject to the terms and conditions outlined in this letter agreement (this “Letter Agreement”).  Capitalized terms not defined in this Letter Agreement shall have the meanings set forth in the Agreement.  The terms of your employment will be as follows:

Position and Duties; Key Dates

Following the execution of the Merger Agreement and prior to the Trigger Date, as defined below (the “Effective Date”), you will devote 50% of your working attention serving in an interim role serving as President reporting to the Board of Directors of Madrigal (the “Board”).  Following the satisfaction of all conditions precedent to closing the Merger under the Merger Agreement, for which Madrigal agrees to give you prompt written notice at the email address listed above, and immediately prior to the effective date of the Merger (collectively, the “Trigger Date”), you will serve as full-time Chief Executive Officer of Madrigal, reporting to the Board.  Effective as of the Trigger Date, you will be elected by the Board as Chairman of the Board.

For purposes of clarity, you are not currently a member of the Board and will not join the Board in any case prior to the Trigger Date. In the interim period, you will not have signing authority for Madrigal absent express written Board approval.

Madrigal will work with you to enter into, or cause the execution of, all mutually agreeable agreements in forms reasonably acceptable to Madrigal referenced in this Letter Agreement with terms materially consistent with the terms described in this Letter Agreement between the Effective Date and a date preceding the Trigger Date that shall be no less than the date that is reasonably expected to be forty-five (45) days in advance of the Trigger Date (with such date constituting the “Target Date”).

Base Salary

Your initial annual base salary following the Trigger Date will be $400,000, less applicable deductions and withholdings.  Your compensation between the Effective Date and the Trigger Date will equal 25% of the amount in the preceding sentence payable as a monthly amount upon invoice from you to Madrigal.

Bonus

You will be eligible to earn an annual bonus, and your target bonus opportunity will be up to 50% of your annual base salary based on the achievement of reasonable corporate targets that will be determined by the Board prior to the Target Date.  There will be an opportunity to earn an annual bonus in excess of your target bonus should bonus targets be exceeded.  Madrigal agrees to use reasonable efforts to establish such targets as soon as practicable after the date of this Letter Agreement and in no event later than the Target Date.  Any bonus earned shall be paid by Madrigal by March 31 of the year immediately following the calendar year for which bonus is payable.  For the avoidance of doubt, you must be employed through December 31 to earn a bonus; however, should your employment terminate for any reason between January 1 and March 31, you are still eligible for payment of the bonus on March 31 for the prior calendar year, should the targets be met for that calendar year.

Vacation and Sick Days

You shall be entitled to four weeks of vacation per calendar year (prorated for partial-year periods) in accordance with Madrigal’s vacation policy.  Unused days may not be carried over to a subsequent year unless required by law.  You shall be entitled to sick time in accordance with Madrigal policy and/or applicable law.  You shall also be entitled to be paid for Company-observed holidays.

Equity Compensation

As an inducement to your entering into the Agreement and this Letter Agreement, Madrigal hereby grants to you as of the date of this Letter Agreement, (1) restricted stock awards representing 1.25% of the issued and outstanding common stock of Madrigal, calculated on a fully-diluted, as-if-converted basis after giving effect to the transactions contemplated by the Agreement including the Merger (the “Restricted Stock Awards”) and (2) nonqualified stock options to purchase an additional 2.5% of the issued and outstanding common stock of Madrigal, calculated on a fully-diluted, as-if-converted basis after giving effect to the transactions contemplated by the Agreement including the Merger (the “Stock Options”).

Each of the Restricted Stock Awards and Stock Options shall vest as follows: twenty-five percent of each of the Restricted Stock and Stock Options shall vest as of the business day immediately following the Trigger Date; and twenty-five percent of each of the Restricted Stock Awards and Stock Options shall vest on each of the first, second and third anniversaries of the Trigger Date.  Each of the Restricted Stock Awards and Stock Options shall contain market-level (y) change of control provisions for events other than the Merger, and (z) adjustment and conversion provisions associated with the Merger (the “Adjustment Provisions”), each of which shall be established by mutual agreement of you and the Board prior to the Target Date.

You will be entitled to make an election under Section 83(b) of the Internal Revenue Code (“Section 83(b)”) with respect to the Restricted Stock Awards based on a fair market valuation of Madrigal common stock that has been established by Board resolution as of the date hereof and provided to you under separate cover and attached as Annex A hereto (the “Fair Market Value Per Share”).  Annex A also contains a capitalization table of Madrigal relevant for purposes of both the Fair Market Value Per Share under the equity compensation awards granted hereunder and the consideration payable to Madrigal stakeholders pursuant to the Exchange Ratio (defined below).  The initial exercise price per share for the Stock Options shall be equal to the Fair Market Value Per Share; provided, however, at your election following any approval of the board of directors or compensation committee of Synta Pharmaceuticals Corp. (“Synta”) subsequent to the date hereof, your Stock Options could take the form of Synta stock options that are consistent with the terms hereof except that the exercise price per share would equal the closing price for Synta common stock on the trading day preceding the earlier of the Trigger Date or the date of first public disclosure concerning the Merger (and in such case such Synta stock options would constitute Stock Options hereunder).  Also, at your election following the approval of the board of directors or compensation committee of Synta subsequent to the date hereof, your Restricted Stock Awards could take the form of Synta restricted stock with terms consistent with the terms hereof except that the Fair Market Value Per Share for Section 83(b) purposes would equal the closing price for Synta common stock on the trading day preceding the earlier of the Trigger Date or the date of first public disclosure concerning the Merger (and in such case such Synta restricted stock would constitute Restricted Stock Awards hereunder).  The initial number of shares subject to the Restricted Stock Awards and Stock Options and the exercise price of the Stock Options shall be adjusted, as appropriate, immediately following the Closing of the Merger pursuant to the Adjustment Provisions.

Notwithstanding the foregoing, you and Madrigal agree that if the Merger Agreement is terminated pursuant to Section 9 thereof, the Restricted Stock Awards and Stock Options granted hereunder shall terminate as of the date of termination of the Merger Agreement.

Benefits and Agreements

You will be eligible to participate in employee benefit plans that Madrigal generally makes available to its full-time executive employees now or hereafter in effect, subject to the terms and conditions of such plans.  Madrigal hereby delivers (and attaches as Annex B hereto) an executed indemnification agreement for you to counter-sign.  Madrigal agrees to promptly reimburse you for the documented expenses of your retaining counsel to review the terms of this Letter Agreement, the employment and equity compensation related agreements contemplated hereby, the Agreement and the Merger Agreement, provided, such expenses shall not exceed $30,000, without Madrigal’s express written consent.

Employment Agreement

Madrigal will use best efforts to enter into an employment agreement with you prior to the Target Date on terms mutually agreeable to you and Madrigal and materially consistent with the terms set forth in this Letter Agreement and in a form reasonably acceptable to Madrigal (the “Employment Agreement”). The Employment Agreement will contain terms materially consistent with the terms set forth in this Letter Agreement and mutually agreeable terms that are customary for a Chief Executive Officer of a publicly traded company, provided that Madrigal shall reasonably attempt to provide you with termination rights and obligations consistent with the terms set forth in Annex C attached hereto and incorporated herein by reference.

Conflict of Interest

You represent and warrant to Madrigal that you presently have no non-competition agreement or similar restriction, which would conflict in any manner or interfere with the performance of services required to be performed under this Letter Agreement.

Personnel Policies

Except as otherwise provided herein, you shall be subject to the personnel policies of Madrigal applicable to management employees, and any amendments or revisions thereto.  In the event of a conflict between this Letter Agreement and Madrigal’s personnel policies, the terms of this Letter Agreement shall control.

Confidentiality and Nondisclosure

As a material condition of your employment with Madrigal, you agree to execute Madrigal’s Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Annex E.

Conditions to Letter Agreement Benefitting Madrigal

Our obligations to you under this this Letter Agreement, are conditioned upon satisfaction (or waiver by Madrigal) of the following:

•                  Your return of this signed Letter Agreement to me.

Conditions to Letter Agreement Benefitting You

Your obligations pursuant to this Letter Agreement are conditioned upon satisfaction (or waiver by you) of the following:

•                  Madrigal’s prompt delivery after the date hereof of Madrigal executed agreements and Board resolutions evidencing Madrigal’s (or as applicable, Synta’s) obligations under the Restricted Stock Awards and Stock Options on terms mutually agreeable to you and consistent with the terms set forth in this Letter Agreement.

•                  The performance of all duties of Madrigal specified in this Letter Agreement.

•                  Madrigal’s delivery of executed agreements and Board resolutions evidencing the Employment Agreement sufficiently in advance of the Target Date in order to facilitate the agreement and execution of the Employment Agreement prior to the Target Date.

•                  The satisfaction of all closing conditions to the Merger Agreement by all parties thereto prior to the outside termination date set forth in Section 9 of the Merger Agreement.

Notices

All notices, requests, demands and other communications under this Letter Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or on the second day after mailing if mailed by first-class mail, registered or certified, return receipt requested, postage prepaid and properly addressed to the addresses set forth on the signature pages hereto.  Any party may change their address for the purpose of this paragraph by giving the other party written notice of the new address in the above manner.

Waiver

No waiver of a provision of this Letter Agreement shall constitute a waiver of any other provision, whether or not similar.  No waiver shall constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

Construction of Terms

All parts of this Letter Agreement shall in all cases be construed according to their plain meaning and shall not be construed in favor or against either of the parties.  If any term, provision, covenant or condition of this Letter Agreement is held by a court of competent jurisdiction to be unenforceable, void or invalid, in whole or in part, for any reason, the remainder of this Letter Agreement shall remain in full force and effect.  In the event of such entire or partial invalidity, the parties hereto agree to enter into supplemental or other agreements to effectuate the intent of the parties and the purpose of this Letter Agreement.

Governing Law

The validity and interpretation of this Letter Agreement shall be governed by the laws of the State of Pennsylvania without giving effect to the principles of conflict of laws.  The parties each hereby consent to exclusive jurisdiction and venue for all purposes in the state courts located in Philadelphia, Pennsylvania, or the Federal District Court for the Eastern District of Pennsylvania.

Other Instruments

The parties shall, whenever and as often as reasonably requested by the other party, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered any and all documents and instruments as may be necessary, expedient or proper in the reasonable opinion of the requesting party to carry out the intent and purposes of this Letter Agreement, provided that the requesting party shall bear the cost and expense of such further instruments or documents (except that each party shall bear its own attorneys’ fees except as otherwise provided herein).

Successors and Assigns

The Letter Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, except as restricted by this Letter Agreement.

Entire Agreement and Amendment

In conjunction with the matters considered herein, this Letter Agreement contains the entire understanding and agreement of the parties with respect to your employment, executive compensation and board service matters and there have been no promises, representations, agreements, warranties or undertakings by any of the parties, either oral or written, of any character or nature hereafter binding except as set forth herein.  The Letter Agreement may be altered, amended or modified only by an instrument in writing, executed by the parties to this Letter Agreement and by no other means.  Each party waives their future right to claim, contest or assert that this Letter Agreement was modified, canceled, superseded or changed by any oral agreement, course of conduct, or waiver.

*   *   *

If you have any questions regarding this Letter Agreement, please feel free to contact me. If the offer is acceptable, I would appreciate if you would sign the attached copy to indicate your acceptance.

We look forward to you accepting this offer, counter-signing this Letter Agreement and building a mutually rewarding relationship at Madrigal.

Sincerely,

Madrigal Pharmaceuticals, Inc.

By:	/s/ Fred Craves
Name:	Fred Craves
Chairman of Madrigal Pharmaceuticals, Inc.

Agreed and accepted, this 13th day of April, 2016 by:

By signing and accepting this agreement you acknowledge that Madrigal has given you the opportunity to obtain independent legal advice with respect to the nature and consequences of entering into this Letter Agreement.

/s/ Paul A. Friedman
Paul A. Friedman

ANNEX A

$1.07581

ANNEX B

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of April 13, 2016, by and between Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Paul A. Friedman (“Indemnitee”).

WHEREAS, Indemnitee has entered into a Letter Agreement with the Company dated as of April 13, 2016 (the “Letter Agreement”), pursuant to which Indemnitee has agreed to become an officer and director of the Company;

WHEREAS, Indemnitee and the Company have entered into the Letter Agreement in anticipation of the merger of the Company and Synta Pharmaceuticals Corp., and certain related transactions (the “Merger”) to be effected through a Merger Agreement by and among the Company, Synta Pharmaceuticals Corp. and other parties (the “Merger Agreement”);

WHEREAS, the Company and Indemnitee recognize the risk of litigation and claims being asserted against directors and officers of companies engaged in transactions such as the Merger and such other transactions referred to or described in the Letter Agreement;

WHEREAS, the board of directors of the Company (the “Board”) has determined that enhancing the ability of the Company to retain and attract as directors and officers the most capable persons is in the best interests of the Company and that the Company therefore should seek to assure such persons that indemnification and insurance coverage is available;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, Indemnitee to the fullest extent permitted by applicable law so that Indemnitee will serve or continue to serve the Company free from undue concern that he or she will not be so indemnified; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s execution and delivery of the Letter Agreement, to secure the Indemnitee’s agreement to serve as an officer and director of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights, the Company wishes to provide in this Agreement for the indemnification of, and the advancement of expenses to, Indemnitee as set forth in this Agreement,

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Indemnitee hereby agree as follows:

1.                                      Certain Definitions.

(a)                                 “Claim” shall mean any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, whether formal or informal, investigative or other.

(b)                                 References to the “Company” shall include, in addition to Madrigal Pharmaceuticals, Inc., any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which Madrigal Pharmaceuticals, Inc. (or any of its wholly owned subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(c)                                  “Expenses” shall mean any and all expenses (including attorneys’ fees and all other costs, expenses and obligations) incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation, whether formal or informal.

(d)                                 “Expense Advance” shall mean an advance payment of Expenses to Indemnitee pursuant to Section 3(a).

(e)                                  “Indemnifiable Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity.  Without limitation of the foregoing, an “Indemnifiable Event” shall include, to the fullest extent permitted by law, any Claim related to the Letter Agreement, the Merger, and/or the Merger Agreement or any of the transactions contemplated by the Letter Agreement, the Merger and/or the Merger Agreement.

(f)                                   “Independent Directors” shall mean those members of the Board consisting of directors who are not parties to the Claim.

(g)                                  “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 3(e) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(h)                                 “Other Liabilities” shall mean judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) of any Claim regarding any Indemnifiable Event and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(i)                                     References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(j)                                    “Reviewing Party” shall mean an election made from among the following: (i) those members of the Board who are Independent Directors even though less than a quorum; (ii) a committee of Independent Directors designated by a majority of the Independent Directors, even though less than a quorum; or (iii) Independent Legal Counsel selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld).

2.                                      Indemnification.

(a)                                 Indemnification of Expenses and Other Liabilities.  The Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim by reason of (or arising in part out of) any Indemnifiable Event against Expenses and Other Liabilities, including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses.  Indemnitee hereby agrees to repay to the Company all amounts advanced to Indemnitee hereunder if it is ultimately determined that Indemnitee is not entitled to indemnification hereunder.  Other than in respect of Expense Advances paid in accordance with Section 3(a) hereof, such payment of Expenses shall be made by the Company as soon as practicable but in any event no later than five (5) business days after written demand by Indemnitee therefor is presented to the Company.

(b)                                 Determination of Right to Indemnification.  Unless otherwise provided in Section 11 hereof, the Company shall indemnify Indemnitee pursuant to Section 2(a) if Indemnitee has not failed to meet the applicable standard of conduct for indemnification.  With respect to all matters arising concerning whether or not the Indemnitee has met the applicable standard of conduct, the Indemnitee shall be entitled to select the Reviewing Party.  The Reviewing Party shall determine whether and to what extent Indemnitee would be permitted to be indemnified under applicable law and the Company and Indemnitee agree to abide by such determination, which, if made by Independent Legal Counsel shall be made in a written opinion.

(c)                                  Mandatory Payment of Expenses.  Notwithstanding any other provision of this Agreement other than Section 11 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice in defense of any Claim or settlement contemplated under Section 6 of this Agreement regarding any Indemnifiable Event, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

3.                                      Expenses; Indemnification Procedure.

(a)                                 Advancement of Expenses.  The Company shall advance all Expenses incurred by Indemnitee.  The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable but in any event no later than 30 days after written demand by Indemnitee therefor to the Company.  Indemnitee hereby agrees to repay to the Company all amounts advanced to Indemnitee hereunder if it is ultimately determined that Indemnitee is not entitled to indemnification hereunder.  The Company’s obligation to advance Expenses shall terminate with respect to any Claim as to which the Indemnitee shall have entered a plea of guilty acknowledging guilt.

(b)                                 Notice/Cooperation by Indemnitee.  Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement; provided however that the failure to so provide notice to the Company shall not relieve the Company from any liability that it may have to Indemnitee hereunder unless the Company’s ability to participate in the defense of such claim was directly, materially and adversely affected by such failure.  Notice to the Company shall be directed to the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee).  In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power, to the extent that doing so is consistent with the exercise of the Indemnitee’s rights under the federal and state Constitutions.  The Company shall provide Indemnitee with such information and cooperation as Indemnitee may reasonably require, to the extent that doing so is consistent with the Company’s obligation to cooperate with regulatory or law enforcement agencies.

(c)                                  No Presumptions; Burden of Proof.  For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(d)                                 Notice to Insurers.  If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 3(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.  The Company shall keep Indemnitee reasonably informed as to the status of all relevant insurance matters.

(e)                                  Selection of Counsel.  In the event the Company shall be obligated hereunder to pay the Expenses of any Claim the Company, if appropriate, shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee (not to be unreasonably withheld) upon the delivery to Indemnitee of written notice of the Company’s election so to do.  After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim; provided that, (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s own expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s separate counsel shall be considered an Expense.

4.                                      Additional Indemnification Rights; Non-exclusivity; Company Obligations Primary.

(a)                                                                                 Scope.  The Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws (as now or hereafter in effect) or by statute.  In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change.  In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 11(a) hereof.

(b)                                                                                 Non-exclusivity.  The indemnification provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws (as now hereafter in effect), any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise.  The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

5.                                      Contribution.

(a)                                 Whether or not the indemnification provided in Section 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall, unless indemnification would not be available as a result of Section 11 hereof, pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee.  The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)                                 Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered.  The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)                                  The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)                                 To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever other than the reasons set forth in Section 11 hereof, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses and Other Liabilities, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such proceeding; and/or (ii) the relative fault of the Company (and its directors (other than Indemnitee) officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

6.                                      Settlement.  The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty.  In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding.  Anyone seeking to overcome this presumption shall have the burden of proof.

7.                                      No Duplication of Payments.  The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company’s Certificate of Incorporation, Bylaw (as now or hereafter in effect) or otherwise) of the amounts otherwise indemnifiable hereunder.

8.                                      Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses or Other Liabilities incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses and Other Liabilities to which Indemnitee is entitled.

9.                                      No Imputation.  The knowledge or actions, or failure to act, of any director, officer, agent or employee of the Company or the Company itself shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

10.                               Liability Insurance.  For the duration of Indemnitee’s service as a director or officer or other agent of the Company, and thereafter for so long as Indemnitee shall be subject to any pending or possible Claim by reason of any Indemnifiable Event, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of liability insurance providing coverage for directors and officers of the Company that are at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance.  To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, agent or fiduciary.

11.                               Exceptions.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)                                 Excluded Action or Omissions.  To indemnify Indemnitee for acts, omissions or transactions if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is prohibited by applicable law.

(b)                                 Claims Initiated by Indemnitee.  To indemnify Expenses or Other Liabilities or advance Expenses to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation or

Bylaws now or hereafter in effect relating to Claims for Indemnifiable Events, (ii) in specific cases if the Board has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance Expense payment or insurance recovery, as the case may be.

(c)                                  Lack of Good Faith.  To indemnify Indemnitee for any Expenses or Other Liabilities incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous.

(d)                                 Claims Under Section 16(b).  To indemnify Indemnitee for the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; provided that the Company shall advance Expenses in connection with Indemnitee’s defense of a claim under Section 16(b), which advances shall be repaid to the Company if it is ultimately determined that Indemnitee is not entitled to indemnification of such Expenses.

(e)                                  Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

12.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

13.                               Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request.

14.                               Attorneys’ Fees.  In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action, regardless of whether Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of Expenses with respect to such action, unless as a part of such action a court of competent jurisdiction over such action determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous.  In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including costs and Expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action.

15.                               Notice.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked.  Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

16.                               Consent to Jurisdiction.  The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware, which shall be the exclusive and only proper forum for adjudicating such a claim, provided, however, that if the Court of Chancery shall lack jurisdiction over the subject matter of a dispute between the parties related to this Agreement, then the parties consent to the exercise of jurisdiction by such other state or federal courts within the State of Delaware that shall have jurisdiction over such dispute.

17.                               Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

18.                               Choice of Law.  This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within the State of Delaware.

19.                               Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

20.                               Amendment and Termination.  Due to the uncertain application of any statutes of limitations that may govern any Claim, this Agreement shall be of indefinite duration.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

21.                               Integration and Entire Agreement.  This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.  If the Company and Indemnitee have previously entered into an indemnification agreement providing for indemnification of Indemnitee by the Company, the parties’ entry into this Indemnification Agreement shall be deemed to amend and restate such Indemnification Agreement to read in its entirety as, and to be superseded by, this Indemnification Agreement.

22.                               No Construction as Employment Agreement.  Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth on the first page of this Agreement.

MADRIGAL PHARMACEUTICALS, INC.

By:
Fred Craves
Chairman

750 Battery Street, Suite 400
San Francisco, California 94111

Paul A. Friedman

1218 Valley Road
Villanova, Pennsylvania 19085

ANNEX C

1.                                      Severance payment to be made upon a termination of your employment without Cause (as reasonably defined by Madrigal consistent with market practice, and which shall include notice and reasonable opportunity to cure) or upon your voluntary resignation for Good Reason (as reasonably defined by Madrigal consistent with market practice, but to include a Change of Control after the Merger) (a “Qualifying Separation”).

2.                                      Upon a Qualifying Separation, you will receive a severance payment equal to 12 months of your then-current base salary and target bonus, to be paid out (a) in one lump sum in connection with a Change of Control after the Merger or (b) in circumstances not involving a Change of Control after the Merger, in 12 equal monthly payments following the date of the Qualifying Separation.

3.                                      Upon a Qualifying Separation, you will be eligible to receive reimbursement for continued medical and dental benefits, including, if available under the applicable COBRA regulations, for a period of up to 12 months, and based on your pre-separation coverage elections and subject to any contributions you made pre-separation.  To the extent this benefit is taxable, Madrigal shall gross you up for such tax consequences.  Should you obtain new employment during this 12 month period, this reimbursement benefit shall terminate immediately upon your eligibility of new medical and dental benefits.

4.                                      Except as set forth in paragraph 8 below, upon a Qualifying Separation, vesting of the Restricted Stock and Stock Options shall accelerate fully.

5.                                      Upon a Qualifying Separation, you will receive a prorated bonus for the year of your separation, based on the portion of the fiscal year that you work.

6.                                      Market level benefits upon a termination for a disability or death, such as partial severance and vesting.

7.                                      Upon any separation from employment, you shall receive a payment for all accrued, unused vacation you have and reimbursement for all outstanding ordinary and necessary business expenses, consistent with past practice.

8.                                      In the event of a Change of Control after the Merger occurs, the occurrence of such event alone will not accelerate the vesting of Restricted Stock and Options if the acquiring party expressly desires to retain Executive and assumes Executive’s existing compensation agreements and arrangements, unless there is a Qualifying Separation within 18 months after such Change in Control, and in such case vesting of the Restricted Stock and Stock Options shall accelerate fully.

ANNEX D

Synta Pharmaceuticals Corp.